Exhibit 10.146

Via Hand Delivery

March 20, 2007

Mr. Russel Marvin

88 East Hyerdale Drive

Goshen, CT 06756

Dear Russel:

As we have discussed, your employment with MTI Micro Fuel Cells, Inc. (the "Company") will end on March 30, 2007. As we also discussed, you are eligible to receive the severance benefits described in the "Description of Severance Benefits" attached to this letter agreement as Attachment A if you sign and return Attachment A to me by May 4, 2007 and do not revoke your acceptance. By signing and returning Attachment A and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in Attachment A, including the release of claims set forth therein. Therefore, you are advised to consult with an attorney before signing Attachment A and you may take up to forty-five (45) days to do so. If you sign Attachment A you may change your mind and revoke your agreement to Attachment A during the seven (7) day period after you have signed it. If you do not so revoke, Attachment A will become a binding agreement upon the expiration of the seven (7) day revocation period.

If you choose not to sign Attachment A by May 4, 2007 or if you revoke your acceptance of Attachment A during the revocation period, you shall not receive any severance benefits from the Company. However, provided you sign and return this letter agreement (not including Attachment A) by March 20, 2007, you will receive the pay and benefits set forth in subsections a - e below and the terms and conditions set forth in paragraphs 1-17 of this letter agreement will become applicable and will be in full force and effect. All other benefits will cease upon your Termination Date (as defined below) in accordance with the plan documents.

a. All wages accrued through the Termination Date will be paid to you on the Termination Date. Also, all unused paid time off accrued through the Termination Date will be paid to you on the Company's regular payday immediately following the Termination Date. You will receive $3,313.76, which amount constitutes your accrued but unused paid time off as of the date of this letter agreement (after taking into account the payment to you of $13,032.20 on March 15), but which amount will be reduced to reflect any paid time off taken by you between the date this letter agreement is executed and the Termination Date. In addition, you will receive $44,000, an amount constituting the 2006 bonus owed to you, payable within 30 days following the Termination Date.

b. You will be reimbursed for all reasonable and documented business expenses within thirty (30) days after you submit documentation evidencing such expenses.

c. You will receive a lump sum payment of $147,000, less all applicable taxes and withholdings on or around October 1, 2007 or the first business day following the six month anniversary of the date on which you have a separation of service as defined under Section 409A of the Internal Revenue Code of 1986, as amended. The Company agrees that it will pay the amounts in installments in advance of such date on regular weekly payroll dates if you request such treatment, based on whatever advice you obtain regarding the tax treatment, that such payment method would not violate Section 409A.

d. Should you elect to continue receiving group medical insurance pursuant to the federal "COBRA" law, 29 U.S.C. Sec. 1161 et seq., the Company will, until the earlier of (i) the first anniversary of your Termination Date or (ii) the date on which you cease to be eligible for continuation coverage under COBRA per your employment agreement dated March 6, 2006 (the "Employment Agreement"), continue to pay the COBRA continuation payment for health, dental, and optical coverages. The Company will also pay the first year expense of converting your group life insurance coverage to an individual policy.

e. The stock options provided to you pursuant to Paragraph 2 of your "Employment Agreement" as well as all stock options issued to you prior to the execution of the Employment Agreement will continue to vest at the rate set forth in the Employment Agreement until September 30, 2007. You will have up to ninety (90) days following September 30, 2007 to exercise any vested stock rights you may have, subject to any generally applicable changes to the Company's stock options. All unvested stock rights will be cancelled on September 30, 2007.

  Termination Date - Your effective date of termination from the Company is March 30, 2007 (the "Termination Date").
  Description of Severance Benefits - The severance benefits paid to you if you timely sign, return, and do not revoke Attachment A are described in the "Description of Severance Benefits" attached as Attachment A (the "severance benefits").
  Non-Disclosure, Non-Competition and Non-Solicitation - In consideration of the benefits provided and covenants made to you in this letter agreement (not including Attachment A), you acknowledge and reaffirm your obligation to keep confidential and not disclose all non-public information concerning the Company and its clients that you acquired during the course of your employment with the Company, as stated more fully in the Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement you executed on October 11, 2006 (the "Restrictive Covenant Agreement"), which Restrictive Covenant Agreement remains in full force and effect. You further acknowledge and reaffirm your non-competition and non-solicitation obligations, as set forth in the Restrictive Covenant Agreement.
  Return of Company Property - You confirm that, by the Termination Date, you will have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or helped to develop during your employment. You further confirm that, by the Termination Date, you will have cancelled all accounts for your benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts, computer accounts, and subscriptions.
  Business Expenses and Final Compensation - The Company will reimburse you for reasonable business expenses incurred prior to the Termination Date and will pay these amounts to you within 30 days of the Termination Date. You acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages and unused paid time off, and that no other compensation is owed to you except as provided herein.
  Non-Disparagement - You understand and agree that, as a condition for payment to you of the consideration herein described, you shall not make any deliberately false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company's business affairs and financial condition; provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration.
  Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
  Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
  Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.
  Confidentiality - To the extent permitted by law, you understand and agree that as a condition for payment to you of the benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any third party except to the extent required by federal or state law or as otherwise agreed to in writing by the Company, provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration or from disclosing the terms of this letter agreement in any legal action you commence to enforce the terms of this letter agreement.
  Continued Assistance and Cooperation - You agree that for a period of six (6) months following the Termination Date, you will provide up to four (4) hours a month of assistance to the Company for purposes of (a) helping to transition your job duties and responsibilities and performing any other tasks reasonably requested by the Company, and (b) cooperating with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company's counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company. You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company. You shall not receive any additional consideration for the assistance and cooperation you are obligated to provide to the Company pursuant to this paragraph.
  Nature of Agreement - You understand and agree that this letter agreement, including Attachment A, is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.
  Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement, including Attachment A and the Disclosure Statement (as defined in Attachment A), with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachment A and the Disclosure Statement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.
  Applicable Law - This letter agreement shall be interpreted and construed by the laws of the State of New York, without regard to conflict of laws provisions. Except for violations of the Restrictive Covenant Agreement, any dispute arising under, or alleged violation of, this Agreement, and any claim, charge, or cause of action by Employee relating to his employment, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Human Rights Law, and any other statute prohibiting employment discrimination or dealing with employment rights, and any contract or tort claim including any claims pursuant to this Agreement, shall be submitted exclusively to arbitration under the Employment Dispute Arbitration rules of the American Arbitration Association. The Arbitration shall be held in the County of Albany, State of New York. The arbitrator shall be chosen by the Employment Dispute Arbitration rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding. In construing or applying this Agreement, the arbitrator's jurisdiction shall be limited to interpretation or application of this Agreement; the arbitrator shall not have the power to add to, to delete, or modify any provision of this Agreement. Each party shall bear her or its own expenses in arbitration, except that the parties shall share the costs of the arbitrator equally. The arbitrator is hereby authorized to award attorneys' fees to the prevailing party to the same extent the prevailing party would be entitled to an award of attorneys' fees pursuant to the above enumerated statutes and/or any enforcement provisions contained in those statutes.
  Entire Agreement - This letter agreement contains and constitutes the entire understanding and agreement between you and the Company with respect to your separation from employment and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 3.
  Tax Acknowledgement - In connection with the payments and consideration provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments set forth in this Agreement.
  Section 409A. The payments under this Agreement are intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986 and this Agreement shall be administered and construed accordingly.

If you have any questions about the matters covered in this letter agreement, please call me at (518) 391-4917.

Very truly yours,

MTI Micro Fuel Cells, Inc.

By: /S/Peng Lim__

Peng Lim

Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I intend that this letter agreement become a binding agreement between the Company and me.

/S/ Russel Marvin _______ Date 3-20-07______

Russel Marvin

To be returned by March 20, 2007.

ATTACHMENT A

This Attachment A is attached to and made a part thereof of that certain letter agreement between you and MTI Micro Fuel Cells, Inc. (the "Company") dated as of March 20, 2007 (the "Letter Agreement").

  Termination Date - Your employment with the Company terminated effective with the close of business on March 30, 2007 (the "Termination Date").
  Description of Severance Benefits - If you timely sign, return, and do not revoke this Attachment A:
    the Company will pay you $7,500, less all applicable taxes and withholdings. This Severance Pay will be paid in one lump sum in accordance with the Company's normal payroll practices, but in no event earlier than the eighth (8th) day after execution, timely return, and non-revocation of this Attachment A;
    the Company agrees that your non-competition obligations under Section 6 of the Restrictive Covenant Agreement shall be in effect only for a period of six (6) months following your Termination Date, rather than the twelve (12) months provided in that agreement;
    you will be permitted to retain your work computer and take ownership of such computer, provided that you first deliver the computer to the Company's IT department so that it can erase, delete, and/or destroy all confidential and proprietary information of the Company that exists on the computer; and
    for a period of six (6) months following your Termination Date, the Company will put in place an "out-of-office" e-mail message that will inform an individual e-mailing your Company e-mail account that you are no longer employed by the Company and will provide a forwarding e-mail address at which you can be reached.
  Release - In consideration of the payment of the above-described severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature that you ever had or now have against the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sec. 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. Sec. 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et seq., the Family and Medical Leave Act, 29 U.S.C. Sec. 2601 et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Sec. 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. Sec. 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. Sec. 1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. Sec. 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims under the New York Human Rights Law, N.Y. Exec. Law Sec. 290 et seq., N.Y. Civ. Rights Law Sec. 40-c et seq. (New York anti-discrimination law), the New York Equal Pay Law, N.Y. Lab. Law Sec. 194 et seq., and the New York Whistleblower Law, N.Y. Lab. Law Sec. 740, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims pursuant to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

  The Company agrees that you are not releasing any claims you may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors' and officers' coverage for any lawsuit or claim relating to the period when you were a director or officer of the Company or any affiliated company; provided, however, that (i) the Company's execution of this Agreement is not a concession or guaranty that you have any such rights to indemnification, (ii) this Agreement does not create any additional rights to indemnification, and (iii) the Company retains any defenses it may have to such indemnification or coverage.

  Eligibility for Severance Program. You acknowledge that you have received under separate cover a document setting forth a description of (i) any class, unit or group of individuals covered by the program of severance benefits which the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program (the "Disclosure Statement").
  Acknowledgments - You acknowledge that you have been given at least forty-five (45) days to consider this Attachment A and the Disclosure Statement, and that the Company advised you to consult with an attorney of your own choosing prior to signing Attachment A. You understand that you may revoke this Attachment A for a period of seven (7) days after you sign it, and this Attachment A shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this Attachment A you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.
  Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Attachment A, and that you fully understand the meaning and intent of this Attachment A. You state and represent that you have had an opportunity to fully discuss and review the terms of this Attachment A and the Disclosure Statement with an attorney. You further state and represent that you have carefully read Attachment A and the Disclosure Statement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.
  Entire Agreement - This Attachment A contains and constitutes the entire understanding and agreement between you and the Company with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.
  Reaffirmation - You acknowledge and reaffirm all of the obligations set forth in the letter agreement to which this Attachment A is attached.

I hereby agree to the terms and conditions set forth in the above Attachment A and in the Disclosure Statement. I have been given at least forty-five (45) days to consider Attachment A and the Disclosure Statement and I have chosen to execute this on the date below. I intend that this Attachment A will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

_________________________ Date _________________________

Russel Marvin

To be returned by May 4, 2007 (but in no event earlier than March 30, 2007).